MISSION PRODUCE, INC. EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN (Effective December 11, 2025) 1. Purpose. The Mission Produce, Inc. Executive Severance and Change in Control Plan, as set forth herein or as hereafter amended from time to time (the “Plan”), is effective as of December 11, 2025 (“Effective Date”) and amends and restates the prior Executive Severance and Change in Control Plan, effective as of August 7, 2023. The purpose of the Plan is to provide severance benefits under specified circumstances to eligible employees of Mission Produce, Inc. or its subsidiaries (collectively the “Corporation”) who are in a position to contribute materially to the success of the Corporation. As consideration for severance benefits under this Plan, a Participant (as defined below) shall release the Corporation from any and all actions, suits, proceedings, claims and demands related to employment with the Corporation and to the termination of such employment by signing a waiver and release document in a form provided by the Corporation. Such document shall include a statement that benefits under this Plan are conditioned upon the Corporation’s receipt of a signed release. 2. Definitions. For purposes of the Plan, the following terms are defined as follows: a. “Base Salary” means the fixed annual base salary (excluding bonuses and other benefits) paid to an employee regularly each pay period for performing assigned job responsibilities, as in effect from time to time. b. “Cause” means the occurrence of any of the following events, as determined by the Board of Directors of the Corporation (the “Board”) in good faith: (i) the Participant’s failure to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s Disability), including the Participant’s failure to follow any lawful directive from the Board or the Participant’s immediate supervisor; (ii) the Participant’s material breach of any employment or other written agreement with the Corporation or its affiliate, or material violation of any code or standard of behavior generally applicable to employees or executives of the Corporation; (iii) engaging in conduct that may reasonably result in reputational, economic or financial injury to the Corporation or its affiliates; (iv) the Participant’s commission of, indictment for or plea of nolo contendere to a felony, any crime involving fraud or embezzlement under federal, state or local laws or a crime involving moral turpitude;

2 (v) the Participant’s failure to devote substantially all of the Participant’s working time to the business of the Corporation and its affiliates; (vi) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Corporation or any of its affiliates or while performing the Participant’s duties and responsibilities for the Corporation or any of its affiliates; (vii) the Participant’s commission of an act of fraud, willful misconduct or gross negligence with respect to the Corporation or its affiliates, or the Participant’s material breach of fiduciary duty against the Corporation or any of its affiliates; (viii) the Participant’s engaging in misconduct in connection with the performance of any of the Participant’s duties, including by embezzlement or theft from the Corporation or its affiliates, misappropriating funds from the Corporation or its affiliates or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Corporation or its affiliates; or (ix) the Participant’s disloyalty to the Corporation or its affiliates, including willfully aiding a competitor or improperly disclosing confidential information. c. A “Change in Control” means and includes each of the following: (i) a transaction or series of transactions (other than an offering of the Corporation’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (a) and (b) of Section 2.c.(iii) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Corporation, any of its subsidiaries, an employee benefit plan maintained by the Corporation or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Corporation possessing more than 50% of the total combined voting power of the Corporation’s securities outstanding immediately after such acquisition; or (ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Corporation to effect a transaction described in Section 2c.(i) or (ii)) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the

3 directors then still in office who either were directors at the beginning of the two- year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the consummation by the Corporation (whether directly involving the Corporation or indirectly involving the Corporation through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Corporation’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: (a) which results in the Corporation’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Corporation or the person that, as a result of the transaction, controls, directly or indirectly, the Corporation or owns, directly or indirectly, all or substantially all of the Corporation’s assets or otherwise succeeds to the business of the Corporation (the Corporation or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (b) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Corporation prior to the consummation of the transaction. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to the Plan that is subject to Section 409A Internal Revenue Code of 1986, as amended (the “Code”), to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in this Section 2.c. with respect to the Plan shall only constitute a Change in Control for purposes of the payment timing of the Plan if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). The Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of

4 authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A- 3(i)(5) shall be consistent with such regulation. d. “Change in Control Period” means the period beginning three months prior to the date of a Change in Control and ending 24 months after such Change in Control. e. “Change in Control Severance Benefits” means the severance pay and benefits set forth in Section 5 of this Plan. f. “Disability” shall mean the Participant is considered “disabled” as such term is defined in Treasury Regulation Section 1.409A-3(i)(4) and any successor provision thereto. In the event the Participant’s employment terminates due to death or Disability, the Corporation shall pay to the Participant (i) the Accrued Obligations and (ii) the Other Benefits (each, as defined in Section 4 below). g. “Good Reason” means any of the following actions taken without Cause by the Corporation and without the Participant’s consent: (i) material reduction of the Participant’s base compensation; or (ii) material reduction of the Participant’s authority, duties, or responsibilities; provided, however, that a change in job position (including a change in title) will not be deemed a “material reduction” unless the Participant’s new authority, duties, or responsibilities are materially reduced from the prior authority, duties, or responsibilities and, for clarity, in no event shall a Change in Control as a result of which the Corporation becomes a subsidiary or division of a larger organization and/or ceases to be a publicly-listed company, in and of itself, constitute Good Reason, if the Participant’s authority, duties and responsibilities within the Corporation (however the Corporation may be held following such Change in Control) are not materially reduced. In order to resign for Good Reason, the Participant must notify the Corporation of the condition that the Participant believes constitutes Good Reason no more than 60 days after the condition arose, and allow the Corporation 30 days to cure such condition. If the Corporation fails to cure the condition within such period, then the Participant’s resignation from all positions the Participant then holds with the Corporation must be effective no later than 60 days after the end of the cure period. h. “Participant” means any employee (i) who serves as an executive officer of the Corporation, (ii) who is not a party to an employment or other agreement that provides for the payment of severance benefits, (iii) who is selected by the Compensation Committee of the Board (the “Committee”) to be eligible for severance benefits under this Plan as a person in a position to contribute materially to the success of the Corporation and is notified of such participation in

5 writing, (iv) who enters into a Participation Agreement in the form attached hereto as Exhibit A and (v) who enters into a Confidential Information and Work Product Assignment Agreement and an Arbitration Agreement in the forms prescribed by the Corporation. i. “Severance Benefits” means the severance pay and benefits set forth in Section 4 of this Plan. 3. Participation. Each Participant shall be eligible for severance benefits pursuant to, and subject to the terms of, Section 4 or Section 5, below. For the avoidance doubt, an employee of the Corporation who would otherwise qualify as a Participant but who is entitled to severance benefits pursuant to a separate severance benefit arrangement, change in control severance agreement, employment agreement or other written agreement with the Corporation shall not be eligible for severance benefits under this Plan. 4. Severance Benefits. In the event of a termination by the Corporation without Cause or by a Participant for Good Reason, which shall not include (i) a termination due to a Participant’s death or Disability or (ii) a termination that occurs within a Change in Control Period, a Participant shall be eligible for Severance Benefits under this Section 4, provided the Participant has returned a signed general release of all claims in the form prescribed by the Corporation, which shall include a nondisparagement agreement (the “Release”), to the Corporation within the time period requested by the Corporation and has not revoked the Release within the time permitted under the terms of the Release or any applicable state and federal laws. Regardless of whether a Participant signs and returns a Release, a Participant shall be entitled to receive (1) within 10 business days following the effective date of such Participant’s termination of employment (or such earlier date required under applicable law) the payment of that portion of the Participant’s Base Salary accrued through the date of termination to the extent not previously paid, any annual bonus earned during the prior fiscal year but not yet paid to the Participant, any incurred but unreimbursed expenses owed to the Participant in accordance with the Corporation’s policy, and any accrued but unused vacation pay owed to the Participant in accordance with the Corporation’s policy (the “Accrued Obligations”) and (2) all amounts arising from the Participant’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (the “Other Benefits”). a. Severance Pay. The severance pay a Participant is eligible to receive pursuant to this Section 4 shall be a payment equal to 1.0 times the sum of (i) the Participant’s Base Salary at the then current effective annual rate, and (ii) the Participant’s target annual bonus for the then current fiscal year. The payment described in this Section 4.a. shall be paid to the eligible Participant in a lump sum within 60 days after the effective date of the Participant’s termination of employment, except to the extent payment is required to be delayed pursuant to Section 11, and provided that if such

6 60-day period straddles two consecutive calendar years, payment shall be made in the second of such years. b. Continued Benefits. The Corporation shall pay premiums on behalf of a Participant, for COBRA coverage substantially similar to that provided under the Corporation’s health insurance plan, at no cost to the Participant, and for so long as the Participant elects to continue such coverage up to a 12-month period. To the extent that the Participant becomes covered under a health insurance plan maintained by a subsequent employer, the Participant shall cease to be covered under the same type of plan maintained by the Corporation. Each Participant agrees to notify the Corporation within 30 days after similar health benefits become available to the Participant from a subsequent employer. c. Treatment of Equity Awards. A Participant’s outstanding equity awards shall be treated as follows: (i) any unvested time-based restricted stock units held by the Participant shall become vested on a prorated basis, such that the number of units that become vested shall be equal to (A) the total number of units subject to the award multiplied by a fraction, the numerator of which shall equal the number of days that have elapsed between the grant date and the date of termination of the Participant’s employment and the denominator of which shall be equal to the total number of days in the vesting period, less (B) the number of units subject to the award that have already vested prior to the date of such termination (and all time-based restricted stock units that do not vest in accordance with the foregoing shall remain outstanding and eligible to vest upon a Change in Control for three months following such termination, and shall lapse without payment on the three-month anniversary of such termination of employment if a Change in Control has not been consummated by such date). If the calculation results in a fractional unit, any fractional unit will be rounded to the nearest whole unit, (ii) any unvested performance-based restricted stock units held by the Participant shall become vested to the extent (if any) provided under the terms of the applicable award agreement, and (iii) any stock options held by the Participant shall become vested on a prorated basis, such that the number of options that become vested shall be equal to (A) the total number of options subject to the award multiplied by a fraction, the numerator of which shall equal the number of days that have elapsed between the grant date and the date of termination of the Participant’s employment and the denominator of which shall be equal to the total number of days in the vesting period, less (B) the number of options subject to the award that have already vested prior to the date of such termination (and all stock options that do not vest in accordance with the foregoing shall remain outstanding and eligible to vest upon a Change in Control for three months following such termination, and shall lapse without payment on the three-month anniversary of such termination of employment if a Change in Control has not been consummated by such date). If the calculation results in a fractional option, any fractional option will be

7 rounded to the nearest whole option. Each such stock option shall become and remain exercisable until the earlier of 12 months after the date of termination (or, in the case of an incentive stock option that is intended to qualify under Section 422 of the Code, the post-termination exercise period that applies under the terms of the applicable award agreement) or their original expiration date. d. Death of Participant. If a Participant dies after signing the Release and prior to receiving Severance Benefits to which he or she is entitled pursuant to the Plan, payment shall be made to the beneficiary designated by the Participant to the Corporation or, in the event of no designation of beneficiary, then to the estate of the deceased Participant. e. Outplacement Benefit. The Corporation shall provide standard outplacement services at the expense of the Corporation from an outplacement firm selected by the Corporation. In order to receive outplacement services, the Participant must begin utilizing the services within 90 days of his or her date of termination. 5. Change in Control Severance Benefits. In the event of a termination by the Corporation without Cause or by a Participant for Good Reason, in either case during a Change in Control Period, which shall not include a termination due to a Participant’s death or Disability, a Participant shall be eligible for the Change in Control Severance Benefits under this Section 5, provided the Participant has returned a signed Release to the Corporation within the time period requested by the Corporation and has not revoked the Release within the time permitted under the terms of the Release or any applicable state and federal laws. Change in Control Severance Benefits payable pursuant to this Section 5 shall be in lieu of any Severance Benefits which accrue under Section 4 of this Plan. Regardless of whether a Participant signs and returns a Release, such Participant shall be entitled to receive all Accrued Obligations and Other Benefits. a. Severance Pay. The amount of severance pay for which a Participant is eligible hereunder shall be a payment equal to 1.5 times the sum of (i) the Participant’s Base Salary in effect immediately prior to the date of termination (or, if higher, immediately prior to the date of the Change in Control), plus (ii) the Participant’s target annual bonus for the then current fiscal year. The severance pay payable pursuant to this Section 5.a. shall be paid to an eligible Participant in a lump sum within 60 days after the effective date of the Participant’s termination of employment, except to the extent payment is required to be delayed pursuant to Section 11, and provided that if such 60- day period straddles two consecutive calendar years, payment shall be made in the second of such years; provided, that for clarity, if the date of termination precedes the Change in Control (by three months or less), then (A) the severance pay under this Section 5.a shall be reduced by the amount of any severance pay already paid under Section 4.a (if any), and (B) the payment timing provisions contained in this Section 5.a shall control with respect to all remaining severance pay under this Section 5.a. b. Continued Benefits. The Corporation shall pay premiums on behalf of a Participant, for COBRA coverage substantially similar to that provided under the

8 Corporation’s health insurance plan, at no cost to the Participant, and for so long as the Participant elects to continue such coverage up to a 12-month period. To the extent that the Participant becomes covered under a health insurance plan maintained by a subsequent employer, the Participant shall cease to be covered under the same type of plan maintained by the Corporation. Each Participant agrees to notify the Corporation within 30 days after similar health benefits become available to the Participant from a subsequent employer. c. Treatment of Equity Awards. A Participant’s outstanding equity awards shall be treated as follows: (i) Any unvested time-based restricted stock units and unvested stock options held by the Participant will each fully vest as of the day immediately preceding the effective date of termination and, to the extent applicable, will become exercisable, and any restrictions or conditions on such equity-based awards shall immediately lapse and be deemed satisfied. Any stock options held by the Participant shall remain exercisable until the earlier of 12 months after the date of termination (or, in the case of an incentive stock option that is intended to qualify under Section 422 of the Code, the post-termination exercise period that applies under the terms of the applicable award agreement) or their original expiration date. (ii) Upon the occurrence of a Change in Control, all outstanding, unvested performance-based restricted stock units that are held by the Participant immediately prior to the Change in Control, shall become vested to the extent (if any) provided under the terms of the applicable award agreement. (iii) If a Participant’s employment is terminated by the Corporation without Cause or by the Participant for Good Reason in accordance with the terms and conditions of Section 4 during the three-month period preceding a Change in Control (as opposed to during the 24-month period following a Change in Control), all payments and accelerated vesting described in this Section shall become immediately and fully owed, vested and payable not later than 60 days after the date of such Change in Control (or such later date as may be required to comply with Section 409A of the Code), reduced by any payments or accelerated vesting already provided under Section 4. d. Death of Participant. If a Participant dies after signing the Release and prior to receiving Change in Control Severance Benefits to which he or she is entitled pursuant to the Plan, payment shall be made to the beneficiary designated by the Participant to the Corporation or, in the event of no designation of beneficiary, then to the estate of the deceased Participant. e. Outplacement Benefit. The Corporation shall provide standard outplacement services at the expense of the Corporation from an outplacement firm selected by the Corporation. In order to receive outplacement services, the Participant must begin utilizing the services within 90 days of his or her date of termination.

9 6. No Duplication of Benefits. This Plan supersedes any and all prior plans, policies or practices in effect from time to time relating to severance, separation or termination pay for the Participant. The acceptance of any Severance Benefits or Change in Control Severance Benefits under this Plan shall constitute a waiver of any severance pay or other severance benefits the Participant would have been entitled to under any prior plans, policies or practices. 7. Funding. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Corporation for payment of any Severance Benefits or Change in Control Severance Benefits hereunder. No Participant or other person shall have any interest in any particular assets of the Corporation by reason of the right to receive Severance Benefits or Change in Control Severance Benefits under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Corporation with respect to any rights under the Plan. 8. Taxation. All Severance Benefits and Change in Control Severance Benefits shall be subject to federal, state and local tax deductions and withholding for the same. 9. Non-Exclusivity of Rights. The terms of the Plan shall not prevent or limit the right of a Participant to receive any base annual salary, pension or welfare benefit, perquisite, bonus or other payment provided by the Corporation to the Participant, except for severance benefits under any other plan, policy or arrangement and such other rights as the Participant may have specifically waived in writing. Amounts that are vested benefits or which the Participant is otherwise entitled to receive under any benefit policy or program provided by the Corporation shall be payable in accordance with the terms of such policy or program. 10. Amendment and Termination. This Plan may be amended or terminated by the Committee acting in its sole discretion at any time; provided that unless the affected Participant consents to an amendment or termination in writing: (i) no Plan termination or amendment that adversely affects the rights of a Participant shall take effect until 12 months after the Corporation provides written notice of such termination or amendment to the affected Participant, (ii) the Plan shall not be terminated or amended in a manner that adversely affects the rights of a Participant during a Change in Control Period and (iii) no such termination or amendment shall adversely affect the rights of any individual who is then entitled to receive Severance Benefits or Change in Control Severance Benefits at the time of such amendment or termination. Severance Benefits and Change in Control Severance Benefits are not intended to be a vested right. 11. Compliance with IRC Section 409A. This Plan is intended to comply with the requirements of Section 409A of the Code and shall be interpreted and construed consistently with such intent. The payments to a Participant pursuant to this Plan are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A- 1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount

10 within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Plan would subject a Participant to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Corporation and the Participant shall cooperate diligently to amend the terms of this Plan to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Corporation be responsible for any 409A Penalties that arise in connection with any amounts payable under this Plan. To the extent any amounts under this Plan are payable by reference to a Participant’s “termination of employment,” such term shall be deemed to refer to the Participant’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Plan, if a Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of such Participant’s separation from service, then to the extent any amount payable to the Participant (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Participant’s separation from service and (iii) under the terms of this Plan would be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of the Participant’s death. Any reimbursement or advancement payable to a Participant pursuant to this Plan or otherwise shall be conditioned on the submission by the Participant of all expense reports reasonably required by the Corporation under any applicable expense reimbursement policy, and shall be paid to the Participant not later than the last day of the calendar year following the calendar year in which the Participant incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Plan or otherwise shall not be subject to liquidation or exchange for any other benefit. 12. Parachute Payment Matters. Notwithstanding any other provision of this Plan, if by reason of Section 280G of the Code any payment or benefit received or to be received by a Participant in connection with a Change in Control or the termination of the Participant’s employment (whether payable pursuant to the terms of this Plan (“Plan Payments”) or any other plan, arrangements or agreement with the Corporation or an Affiliate (as defined below) (collectively with the Plan Payments, “Total Payments”)) would not be deductible (in whole or part) by the Corporation, an Affiliate or other person making such payment or providing such benefit, then the Plan Payments shall be reduced and, if Plan Payments are reduced to zero, other Total Payments shall be reduced (first, by reducing payments to which Treas. Reg. § 1.280G-1 Q&A 24(a) applies (in the reverse order in which they are due to be paid) until no portion of the Total Payments is not deductible by reason of Section 280G of the Code, provided, however, that no such reduction shall be made unless the net after-tax benefit received by the Participant after such reduction would exceed the net after-tax benefit received by the Participant if no such reduction was made. The foregoing determination and all determinations under this Section 12 shall be made by the Accountants (as defined below). For purposes of this Section 12, “net after-tax benefit” shall mean (i) the Total Payments that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the

11 amount of all federal, state and local income taxes payable with respect to such payments calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. For purposes of the foregoing determinations, (a) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have effectively waived in writing prior to the date of payment of any Plan Payment shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of the Accountants does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof); (c) the Plan Payments (and, thereafter, other Total Payments) shall be reduced only to the extent necessary so that the Total Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of the Accountants; and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of this Section 12, the term “Affiliate” means the Corporation’s successors, any person whose actions result in a Change in Control or any company affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with the Corporation within the meaning of Section 1504 of the Code and “Accountants” shall mean the Corporation’s independent certified public accountants serving immediately prior to the Change in Control, unless the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, in which case the Corporation shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accountant’s determinations must be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Code). All fees and expenses of the Accountants shall be borne solely by the Corporation. 13. Administration. a. This Plan shall be interpreted and administered by the Committee (the “Plan Administrator”), who shall have complete authority, in its sole discretion subject to the express provisions of this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan and to make all other determinations necessary or advisable for the administration of this Plan. The Plan Administrator shall be the “administrator” and a “named fiduciary” under this Plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). All questions arising in connection with the interpretation of this Plan or its administration shall be submitted to and determined by the Plan Administrator in an equitable and fair manner in accordance with the procedure for claims and appeals described in Section 13.c. hereof.

12 b. The Plan Administrator may from time to time delegate any of its duties hereunder to such person or persons as the Plan Administrator may designate. The Plan Administrator is empowered, on behalf of this Plan, to engage accountants, legal counsel and such other persons as the Plan Administrator deems necessary advisable for the performance of its duties under this Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the administration of this Plan. All reasonable fees and expenses of such persons shall be borne by the Corporation. c. Any Participant or other person who believes that he or she is entitled to receive benefits under this Plan, including benefits other than those initially determined by the Plan Administrator to be payable, may file a claim in writing with the Plan Administrator, specifying the reasons for such claim. The Plan Administrator shall, within 60 days after receipt of such written claim, send a written notification to the Participant or other person as to the disposition of such claim. In the event that such claim is denied in whole or in part, such written notification shall be written in a manner calculated to be understood by the claimant and shall (1) state the specific reason or reasons for the denial, (2) make specific reference to the pertinent Plan provisions on which the denial is based, (3) provide a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary, and (4) set forth the procedure by which the Participant or other person may appeal the denial of such claim. The Participant or other person (or his or her duly authorized representative) may request a review of the denial of any such claim or portion thereof by making application in writing to the Plan Administrator within 60 days after receipt of such denial. Such Participant or other person (or his or her duly authorized representative) may, upon written request to the Plan Administrator, review any documents pertinent to such claim, and submit in writing issues and comments in support of such claim. Within 60 days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time but in no event more than 120 days after such receipt), the Plan Administrator shall notify the Participant or other person of the final decision with respect to such claim. Such final decision shall be in writing and shall include specific reasons for such decision, written in a manner calculated to be understood by the claimant, with specific references to the pertinent Plan provisions on which such decision is based. 14. Non-Assignability. Severance Benefits and Change in Control Severance Benefits pursuant to the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by a Participant; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Corporation shall not be liable in any manner for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to any Severance Benefits or Change in Control Severance Benefits under this Plan.

13 15. Termination of Employment. Nothing in the Plan shall be deemed to entitle a Participant to continued employment with the Corporation, and the rights of the Corporation to terminate the employment of a Participant shall continue as though the Plan were not in effect. 16. General Provisions. a. A Participant shall not be entitled to any severance pay, notice pay or other similar benefits except as provided in this Plan. Subject to the foregoing, all rights of a Participant under any employee benefit plan maintained by the Corporation shall be determined in accordance with provisions of such plan. b. If the Corporation is obligated by law or contract to pay severance pay, notice pay or other similar benefits, or if the Corporation is obligated by law or by contract to provide advance notice or separation (“Notice Period”), then any Severance Benefits or Change in Control Severance Benefits hereunder shall be reduced by the amount of any such severance pay, notice pay or other similar benefits, as applicable, and by the amount of any severance pay, notice pay or other similar benefits received during any Notice Period. c. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Corporation, the Plan Administrator and all other parties with respect thereto. d. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future, and any successor to the Corporation. This Plan shall not be terminated by any merger or consolidation of the Corporation whereby the Corporation is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Corporation. In the event of any such merger, consolidation or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. e. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan and shall not be employed in the construction of this Plan. f. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Plan shall be construed and enforced as if such provision had not been included. g. Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last

14 known address or by email to the recipient’s email address as set forth in the records of the Corporation. h. This Plan shall be administered on a calendar year basis. i. This Plan shall be governed by, and construed and enforced in accordance with (1) ERISA and all applicable rules and regulations thereunder and (2) the internal laws of the State of California (without regard to principles of conflicts of laws) to the extent not preempted by Federal law, which shall otherwise control.

A-1 Exhibit A MISSION PRODUCE, INC. EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN PARTICIPATION AGREEMENT This Participation Agreement (this “Agreement”) is entered into as of __________________, 20____ between Mission Produce, Inc. (the “Corporation) and __________________________ (the “Participant”). WHEREAS, the Corporation’s Board of Directors has adopted the Mission Produce, Inc. Executive Severance and Change in Control Plan, effective as of August 7, 2023, and as amended from time to time (the “Plan”), to provide certain benefits to eligible executives upon a qualifying termination of employment, as contemplated under the Plan; WHEREAS, the Plan Administrator has decided to offer the Participant the opportunity to participate in the Plan, subject to the terms of the Plan and this Agreement; WHEREAS, as a condition of eligibility to participate in the Plan, the Participant must agree to be bound by the nonsolicitation and non-disparagement provisions set forth herein and to the Corporation’s standard forms of Employee Confidential Information and Work Product Assignment Agreement (the “CIIA”) and Arbitration Agreement (the “Arbitration Agreement”), and the Participant agrees that participation in the Plan is good and valuable consideration for being subject to the restrictive covenants contemplated herein and in the CIIA and the Arbitration Agreement; and WHEREAS, the Participant acknowledges that the Participant has carefully reviewed the Plan and this Agreement, including the CIIA and Arbitration Agreement, and has decided that the Participant wishes to enter into such agreements on the terms and conditions set forth herein and therein. NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Participant agree as follows: 1. Plan. The terms of the Plan are specifically incorporated herein as a part of this Agreement, and this Agreement shall be a part of and governed by the terms of the Plan, as amended from time to time subject to the limitations on amendment and termination in Section 10 of the Plan. The Participant is an intended third-party beneficiary of the Plan. 2. Non-Solicitation. The Participant agrees that during the period of the Participant’s employment, and for a period of 24 months following the effective date of the termination of the Participant’s employment for any reason, the Participant will not, either directly or indirectly, for the Participant or for any third party, except as otherwise agreed to in writing by the Board, (i)

A-2 solicit, induce, recruit, or cause any other person who is then employed by the Corporation to terminate his or her employment for the purpose of joining, associating, or becoming employed with any business or activity that is engaged in any segment of the produce industry in which the Corporation is or may become involved after the date hereof and prior to the date of any termination of employment and (ii) solicit or interfere with, any client, customer, supplier, distributor or other business relationship of Corporation. 3. Non-Disparagement. Except as otherwise provided in Section 4(d), the Participant shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Corporation or the Corporation’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents. 4. Remedies for Breach of Covenants of the Participant. (a) The Corporation and the Participant specifically acknowledge and agree that the foregoing covenants of the Participant in Sections 2 and 3 are reasonable in content and scope and are given by the Participant for adequate consideration. The Corporation and the Participant further acknowledge and agree that, if any court of competent jurisdiction or other appropriate authority shall disagree with the parties’ foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise construe the foregoing covenants as reason dictates. (b) The covenants set forth in Sections 2 and 3 of this Agreement shall continue to be binding upon the Participant, notwithstanding the termination of the Participant’s employment with the Corporation for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Corporation and the Participant. The existence of any claim or cause of action by the Participant against the Corporation or the Corporation against the Participant, unless predicated on this Agreement, shall not constitute a defense to the enforcement by either party of any or all such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and injunctive relief and specific performance shall be available to prevent the breach or any threatened breach thereof. (c) If it has been finally determined and resolved by a court or an arbitrator that the Participant has breached any of the covenants set forth in Sections 2 or 3 of this Agreement or the CIIA or Arbitration Agreement, the Participant shall reimburse the Corporation for any severance benefits received pursuant to the Plan and any long- term incentive compensation received by the Participant from the Corporation during the 12 months prior to the breach; provided, however, that in order to avoid a situation in which the Participant forfeits or reimburses severance benefits and/or long-term incentive compensation in an amount far in excess of any damages caused by any alleged Participant breach, the Corporation agrees that it must first reasonably prove its damages are commensurate with or in excess of the amount to which the Corporation seeks reimbursement from the Participant.

A-3 (d) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits the Participant from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or making other disclosures to a governmental or regulatory entity (in each case, without having to disclose any such conduct to the Corporation), or from responding if properly subpoenaed or otherwise required to do so under applicable law. In addition, nothing in this Agreement limits the Participant’s right to receive an award from a governmental or regulatory entity for information provided to such an entity (and not as compensation for actual or alleged personal injury or damages to the Participant). 5. Participation Subject to Acceptance and [Entry into] [Reaffirmation of] CIIA and Arbitration Agreement. [This Agreement shall be null and void unless (i) the Participant agrees to be bound by and executes this Agreement and returns it to the Corporation on or before [______], 2023 (the “Execution Deadline”) and (ii) the Participant agrees to be bound by and executes the CIIA and the Arbitration Agreement on or before the Execution Deadline.] [This Agreement shall be null and void unless the Participant agrees to be bound by and executes this Agreement and returns it to the Corporation on or before [______], 2023. The Participant reaffirms the Participant’s commitment to abide by the terms of the CIIA and the Arbitration Agreement previously entered into by the Participant, for purposes of the Plan and this Agreement.]1 6. Term. This Agreement shall terminate upon the earliest of (i) the date of termination of the Participant’s employment by the Corporation if no benefits are payable under the Plan; (ii) the date the Corporation satisfies its obligation, if any, to make payments and provide benefits to the Participant pursuant to the Plan; and (iii) the termination of the Plan in accordance with Section 10 of the Plan prior to the date the Participant terminates employment with the Corporation. Notwithstanding the foregoing, Sections 2 and 3 of this Agreement and the CIIA and the Arbitration Agreement shall survive the terms of the Plan and this Agreement. 7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. 8. Adequacy of Consideration. The Participant acknowledges and agrees that the severance benefits to which the Participant may be eligible under the Plan are good and valuable consideration for being subject to the terms of the Plan, this Agreement, the CIIA and the Arbitration Agreement. 9. Complete Agreement. This Agreement, the Plan, the CIIA and the Arbitration Agreement constitute the complete agreement between the Participant and the Corporation concerning the subject matter therein and they supersede and replace in its entirety any prior written or oral understandings entered into between the Participant and the Corporation. 1 NTD: Brackets to be chosen based on whether or not CIIA and Arbitration Agreement have previously been entered into.

A-4 Notwithstanding the foregoing, to the extent the Participant was subject to restrictive covenants prior to the execution of this Agreement, such restrictive covenants shall continue to remain in full force and effect with respect to any conduct or actions prior to the execution of this Agreement. IN WITNESS WHEREOF, the parties have executed this Agreement as of the ___ day of ___________, 202__. MISSION PRODUCE, INC. By: Name: Title: PARTICIPANT Name: